Exhibit 99.1

Press Release

The Honorable Kay Bailey Hutchison Appointed to
MoneyOnMobile Board of Directors

Hutchison will use Directorship to Focus on Empowering Women and the Underserved

DALLAS and MUMBAI, INDIA - (April 10, 2017) - MoneyOnMobile, Inc. (OTCQX: MOMT) announced today that former U.S. Senator Kay Bailey Hutchison will serve on its Board of Directors.

Sen. Hutchison currently serves as senior counsel at Bracewell LLP, and a member at Bank of America’s Global Advisory Council. In 2013, she retired from the U.S. Senate after 20 years of service representing the citizens of Texas. She was the first woman to serve as senator from Texas, and ultimately served in the Senate leadership, first as Vice-Chairman of the Republican Conference and later as Chairman of the Republican Policy Committee, the fourth-highest ranking Republican senator.

“During my tenure in the U.S. Senate, I worked hard for women to have a level playing field when it comes to securing their own financial future,” Sen. Hutchison said. “I am excited to join the Board of MoneyOnMobile because they are working hard to provide the financial tools the people of India can use to increase their financial opportunities.”

“We are thrilled to have Sen. Hutchison join our board,” said Harold Montgomery, Chairman and CEO of MoneyOnMobile, Inc. “She brings a wealth of knowledge in technology, and government that will help our company immeasurably as we grow and expand the financial infrastructure of India. She also brings a passion and commitment to improving the lives of women and their families through financial empowerment, which is the heart of our MoneyOnMobile mission.”

Sen. Hutchison is also an acclaimed author, using her experiences to write four books that celebrate the contributions of women in the history of the United States. Her most recent book is Unflinching Courage: Pioneering Women Who Shaped Texas, released in April 2013.

Sen. Hutchison will be the fourth member of the MoneyOnMobile board of directors, joining Harold Montgomery, Jim McKelvey, and David Utterback.

About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is a global mobile payments technology and processing company offering mobile payment services through its Indian subsidiary. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 330,000 retail locations throughout India.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ

Exhibit 99.1

materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Web site: http://MoneyOnMobile.in.
Twitter: https://twitter.com/MoneyOnMobileIR
Facebook: https://www.facebook.com/MoneyOnMobileIR/
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Media and Investor Relations Contact:
Greg Allbright
VP, Corporate Communications
MoneyOnMobile
214-758-8609
gallbright@moneyonmobile.in